Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Agrify Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share, that may be issued under the Agrify 2022 Omnibus Equity Incentive Plan	457(c) and 457(h)	5,296,647	(2)	$2.08	(3)	$11,017,025.76	$0.0000927	$1,021
Equity	Common stock, par value $0.001 per share, that may be issued under the Agrify Corporation 2022 Employee Stock Purchase Plan	457(c) and 457(h)	500,000	(4)	$2.08	(3)	$1,040,000	$0.0000927	$97
Total Offering Amounts							$12,057,025.76		1,118
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$1,118

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share of the Registrant (the “Common Stock”) that may become issuable under the Agrify Corporation 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) and the Agrify Corporation 2022 Employee Stock Purchase Plan (the “2022 ESPP”) as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Represents shares of Common Stock reserved for issuance under the 2022 Plan. The number of shares of Common Stock reserved for issuance under the 2022 Plan is equal to (i) 2,000,000, plus (ii) the number of shares of Common Stock underlying any award granted under the Agrify Corporation 2020 Omnibus Equity Incentive Plan (the “Prior Plan”) that expires, terminates or is canceled or forfeited under the terms of the Prior Plan, minus (iii) the number of shares of Common Stock underlying any award granted under the Prior Plan between January 1, 2022 and June 8, 2022.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Common Stock, as reported on The Nasdaq Capital Market on June 28, 2022, which date is within five business days prior to the filing of this Registration Statement, which was $19.86 per share.

(4)	Represents shares of Common Stock initially authorized and reserved for future issuance under the 2022 ESPP.